Exhibit 10.1

[FormFactor Letterhead]

May 19, 2010

G. Carl Everett, Jr.

[ADDRESS]

Dear Carl,

By this Letter Agreement, we welcome the opportunity to offer you a position with FormFactor, Inc. (the “Company”) as the Company’s Chief Executive Officer.  Your employment shall begin on May 19, 2010 (the “Start Date”).

In your capacity as Chief Executive Officer, you will report to the Company’s Board of Directors (the “Board”), and you will receive an annual salary of $480,000, which will be paid bi-weekly in accordance with, and subject to, the Company’s normal payroll procedures.

You shall be eligible to participate in the Company’s Employee Incentive Plan.  Your target bonus is 100% of base salary with the opportunity to earn 200% of base salary based on extraordinary achievement of objectives, which percentages may be changed by the Company from time to time.  You will be allowed to participate in the establishment of performance objectives under the Employee Incentive Plan.  However, the Compensation Committee of the Board shall retain final discretion on such objectives.  Your bonus for the first half of fiscal year 2010, if any, will be prorated based upon your start date through the end of June 2010.  Payment for each year’s bonus actually earned shall be made to you within forty-five (45) days following the Company’s fiscal year end, but in any event no later than the fifteenth day of the third month after the end of the applicable fiscal year.

During your service as the Company’s Chief Executive Officer, you shall retain your current Board membership and chairperson duties on the Board’s M&A Committee, but you agree to resign from the Board’s Audit and Compensation committees effective upon the Start Date.  You shall continue to receive all cash and equity Board member and active Board Committee compensation.

During your service as Chief Executive Officer, the Company shall reimburse you for all reasonable travel, meals and lodging expenses during your service as Chief Executive Officer.  The Company shall promptly reimburse you for such expenses upon presentation of appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

As long as you remain as the Company’s Chief Executive Officer, you are eligible to receive certain employee benefits that are offered to our regular full-time employees, which may from time to time change at the Company’s discretion. These currently include:

•   Medical, Dental and Vision Insurance Benefits

•   Short-Term and Long-Term Disability Insurance Coverage

•   Group Life Insurance

•   Paid Time-Off

•   401k Plan

•   Section 125 Flex Spending Plan

•   Employee Assistance Program

•   Employee Stock Purchase Plan

Coverage for the above-mentioned medical, dental, vision, disability and life insurance benefits begin on your Start Date, if elected.  Dependent coverage is also available through these plans.  Employee and dependent contributions to the plans are outlined in our employee benefits guide.  Further, you and, to the extent applicable, your dependents, will be allowed to participate in all benefits, plans and programs, including improvements or modifications thereof, that are now, or may hereafter be, offered to other executive employees of the Company.  You will be entitled to 15 days of paid vacation annually.

On the Start Date, the Compensation Committee of the Board shall grant to you, pursuant to the Company’s 2002 Equity Incentive Plan, as amended, (the “2002 Plan”) an equity award equal 50,000 nonqualified stock options (“NSOs”) and 20,000 restricted stock units (“RSUs”).  The per share exercise price of the NSOs shall be equal to the fair market value of a share of Company common stock on the date of grant which will be awarded in compliance with the Company’s standard policy for new hires.  The NSOs shall vest in equal monthly installments over a two (2) year period subject to your continued service as Chief Executive Officer or a Board member.  The RSUs shall vest in equal annual installments over a two (2) year period subject to your continued service as Chief Executive Officer or a Board member.  If your service as Chief Executive Officer is terminated without Cause (as that term is defined in the 2002 Plan) within one (1) year following a Corporate Transaction (as that term is defined in the 2002 Plan), the vesting of each NSO and RSU shall be automatically accelerated in full and you shall have one (1) year following your termination to exercise any vested and unexpired outstanding NSOs.  The other terms and conditions of the NSOs and RSUs shall be subject to the Company’s standard forms utilized under the 2002 Equity Incentive Plan.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time and for any reason, subject to the terms of this Letter Agreement.

Notwithstanding anything contained in this Letter Agreement to the contrary, to the extent that the payments and benefits provided under this Letter Agreement and benefits provided to, or for the benefit of, you under any other employer plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in you retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if you received all of the Benefits (such reduced amount is hereinafter referred to as the “Limited Benefit Amount”).  Unless you shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the “Determination” (as hereinafter defined).  Any notice given by the Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your’s rights and entitlements to any benefits or compensation.

A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Letter Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense.  The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Employee within five (5) days of the date of termination of Employee’s employment, if applicable, or such other time as requested by the Company or by you (provided you reasonably believe that any of the Benefits may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by you with respect to any Benefits, it shall furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such Benefits.  Within ten (10) days of the delivery of the Determination to the you, you shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and you.

I have enclosed our standard Agreement Regarding Employment, Confidential Information, Invention Assignment, and Arbitration as a condition of your employment. If you accept this offer, please return a signed copy to me prior to your Start Date.  That Agreement requires, among other things, that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by final and binding arbitration conducted by the American Arbitration Association in Alameda County, California.  However, the Company and you shall continue to have the right to seek judicial relief in the form of injunctive and/or equitable relief, including but not limited to relief for threatened or actual misappropriation of trade secrets or other unfair competition.

Additionally, you will be required to comply at all times with the Company’s various rules, policies and procedures, including those set forth in our Employee Handbook, our Statement of Corporate Code of Business Conduct (“Corporate Code”), and our Statement of Policy regarding Insider Trading (“Insider Trading Policy”).  Copies of these three documents, and all our policies and procedures will be available in hard copy and on inForm - our internal intranet site.  Within thirty (30) days of the Start Date, you will be required to provide the Company with signed acknowledgements relating to the Employee Handbook, the Corporate Code and the Insider Trading Policy.  You should understand that, while referenced in this Letter Agreement, the Company rules, policies and procedures are not incorporated by reference into this Letter Agreement, and they can be changed, replaced or withdrawn at any time at the discretion of the Company upon notice to you.

To indicate your acceptance of the Company’s offer, please sign and date this Letter Agreement in the space provided below and return it to me.  A duplicate original is enclosed for your records.  This Letter Agreement, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This Letter Agreement may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Carl, we look forward to your favorable reply and to a productive and exciting working relationship.

Sincerely,

FormFactor, Inc.

/s/ James A Prestridge
James A. Prestridge
Chairman of the Board of Directors

ACCEPTED AND AGREED TO this 19th day of May, 2010

/s/ G. Carl Everett, Jr.
G. Carl Everett, Jr.